Exhibit 10.3
AMENDMENT NO. 4
TO THE
CAESARS ENTERTAINMENT CORPORATION
2012 PERFORMANCE INCENTIVE PLAN
This Amendment No. 4 (“Amendment”) to the Caesars Entertainment Corporation 2012 Performance Incentive Plan (the “Plan”), is adopted by Caesars Entertainment Corporation, a Delaware corporation (the “Company”). Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.
RECITALS
A.    Section 8.6 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend or modify the Plan from time to time; provided such amendments or modifications do not require the approval of the stockholders pursuant to applicable law or regulations.
B.     The Board believes it to be in the best interests of the Company and its stockholders to amend and restate Section 8.5 of the Plan, and the Board has determined that, due to the nature of the changes proposed, stockholder approval is not required or advisable with respect to this Amendment.
AMENDMENT
1.    Section 8.5 of the Plan is hereby amended and restated in its entirety to read as follows:

8.5
Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a)
require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)
deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the whole number of shares allowed for tax withholding under applicable law.

2.	Except as otherwise expressly set forth in this Amendment, all other Articles, Sections, terms and conditions of the Plan remain unchanged and in full force and effect.